PUT/CALL AGREEMENT

     This Put/Call Agreement (the “Agreement”) is dated July 1, 2001 between Chassis Holdings I LLC, a Delaware limited liability company (the “Company”) and the holders of Preferred Units of the Company listed on Schedule A attached hereto (each a “Holder”, and collectively the “Holders”). Capitalized terms not otherwise defined herein shall have meaning assigned to them in the Company’s Limited Liability Company Agreement dated as of July 1, 2001.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and the Holders hereby agree as follows:

     SECTION 1. Put Right.

     (a) Commencing on the third anniversary of the date hereof, each Holder, acting individually, shall have the right (the “Put Right”) to put all, but no less than all, of its Preferred Units to the Company. Upon the exercise of such Put Right by a Holder, the Company shall pay such Holder an amount in cash equal to the Net Investment of such Preferred Units plus any accrued but unpaid Priority Amount to the date of payment (the “Liquidation Preference”).

     (b) A Holder may exercise any such Put Right by delivery of written notice to the Company, such notice to be received by or upon June 30thof any year in which the Holder wishes to exercise such right and the put shall be effective, and the sale of the Preferred Units shall be consummated, as of December 31stof such year.

     (c) The Put Right shall expire at the end of the fifth year following the date hereof provided that the Company has made all the Option Payments described in Section 3, below. If the Company shall fail to make the Option Payments the Put Right shall be continuing until such Option Payments are made.

     SECTION 2. Call Right.

     (a) Commencing in the sixth year following issuance of the Preferred Units, and provided all the Option Payments described in Section 3 have been duly made, the Company will have the right (the “Call Right”) to call some or all of the Preferred Units. Upon the exercise of a Call Right, the Company will pay to the Holders an amount in cash (or an equivalent amount of Common Stock, par value $.001, of Interpool, Inc.) equal to the Liquidation Preference of such unit; provided, however, that if the Call Right is exercised at any time prior to the eleventh year following issuance, the payment for the preferred membership interests held by each Holder will be increased by a call premium equal to 18% of the Liquidation Preference for a Call Right exercised at the end of year six, declining by 2% annually to a call premium equal to 10% of the Liquidation Preference for a Call Right exercised at the end of year ten, and declining to 0% for a Call Right exercised at the end of year eleven or later.

     (b) Any Call Right by the Company shall be (i) exercised by delivery of written notice to the Holders, such notice to be received by or upon June 30thof any year in which the Company wishes to exercise such right, (ii) effective, and the sale of the Preferred Units consummated, as of December 31stof such year, and (iii) exercised Pro Rata as to all the outstanding Preferred Units.

     SECTION 3. Option Payment. The “Option Payment”shall mean the payment by the Company to each Holder at the end of each month commencing with the date hereof and ending on December 31, 2005, of an amount of cash equal to 2.50% of the Liquidation Preference of such Holder’s Preferred Units at the time of such payment.

     SECTION 4. Exercise of Put/Call Rights. Upon the exercise of any Put Right or Call Right, each Holder will have the option (but not the obligation) to contribute an amount of cash (or, in the case of the exercise of the Call Right, an equivalent amount of Interpool common stock) to the Company sufficient to satisfy the obligations of the Company to purchase the Preferred Units subject to such put/call right. If and only if such amount of cash (or Interpool common stock) has not been contributed, the Company will be required to sell such number of chassis as will enable it to satisfy its put/call obligations.

     SECTION 5. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

     SECTION 6. Amendment; Waiver. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by the party to be charged. Failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

     SECTION 7. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the parties. This Agreement may not be assigned by the Holders, except in connection with a transfer of Preferred Units.

     SECTION 8. Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

     SECTION 9. Notices. All notices and other communications between parties shall be in writing and will be deemed effective, when mailed, five days after deposited in the mails, when telecopied, when a receipt of transmission is received by the sender thereof, and when delivered, upon actual receipt by the recipient thereof, to a party at its address set forth below, or to any other address as a party may designate in writing.

If to the Company:

Chassis Holdings I LLC 211 College Road East Princeton, New Jersey 08540

If to a Holder:

To the address for such Holder contained in the records of the Company

     SECTION 10. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     SECTION 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in said state.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

CHASSIS HOLDINGS I LLC

By:
Name:
Title:

HOLDERS

Martin Tuchman

Raoul Witteveen

Thomas Birnie

Graham Owen

PRINCETON INTERNATIONAL
PROPERTIES

By:
Name:
Title:

RADCLIFF GROUP, INC.

By:
Name:
Title:

TRAC LEASE INC.

By:
Name:
Title: